BANC OF CALIFORNIA, INC.
***FOR IMMEDIATE RELEASE***

For: BANC OF CALIFORNIA, INC 3 MacArthur Place Santa Ana, California, 92707 Jared Wolff President and Chief Executive Officer	Contact: John A. Bogler Tel: (855) 361-2262

Banc of California, Inc. Commences Tender Offer to Purchase Using Up to $75,000,000 of Cash
Certain Outstanding Depositary Shares

SANTA ANA, Calif., July 25, 2019 - Banc of California, Inc. (the “Company”) (NYSE: BANC) announced today the commencement of a cash tender offer (the “Offer”) to purchase using up to $75,000,000 (the “Maximum Aggregate Purchase Amount”) the securities listed in the table below (the “Securities”).

Acceptance Priority Level	Series of Securities	CUSIP No(s).	Liquidation Preference Per Share	Aggregate Liquidation Preference Outstanding	Offer Price	Hypothetical Accrued Dividends(1)	Hypothetical Total Consideration(1)(2)
1	Depositary Shares each representing a 1/40th ownership interest in a share of 7.00% Non-Cumulative Perpetual Preferred Stock, Series E (“Series E Depositary Shares”)	05990K874	$25.00	$125,000,000	$26.80 per share	$0.33	$27.13
2	Depositary Shares each representing a 1/40th ownership interest in a share of 7.375% Non-Cumulative Perpetual Preferred Stock, Series D (“Series D Depositary Shares”)	05990K882	$25.00	$115,000,000	$26.04 per share	$0.35	$26.39
(1) Assumes the Settlement Date (as defined below) is August 23, 2019.
(2) Equals the sum of Offer Price and Hypothetical Accrued Dividends. Note that market prices for the Securities reflect Accrued Dividends (as defined below). Nonetheless, in the Offer to Purchase (as defined below), the purchase price for the Securities is expressed as the sum of the Offer Price (as defined below) for such Securities plus Accrued Dividends (as defined below). Accordingly, when comparing the consideration to be received in the Offer for the Securities to market prices, you should refer to the sum of the Offer Price and Accrued Dividends.
The Offer will expire on August 21, 2019 at 11:59 p.m., New York City time, unless the Company extends it (such time and date, as the same may be extended, the “Expiration Date”).
The consideration for each Series E Depositary Share tendered and accepted for purchase pursuant to the Offer will equal $26.80 (the “Series E Offer Price”), plus Accrued Dividends. The consideration for each Series D Depositary Share tendered and accepted for purchase pursuant to the Offer will equal $26.04 (the “Series D Offer Price” and, the Series D Offer Price or the Series E Offer Price, the “Offer Price”), plus Accrued Dividends. As used in the Offer to Purchase, “Accrued Dividends” means, for each Security, accrued and unpaid dividends from the last dividend payment date with respect to such Security up to, but not including, the settlement date of the Offer.
If the aggregate Offer Price plus the aggregate Accrued Dividends of the Securities that are validly tendered and not properly withdrawn as of the Expiration Date (the “Total Consideration Amount”) exceeds the Maximum Aggregate Purchase Amount, the Company will accept for purchase that number of Securities that does not result in the Total Consideration Amount exceeding the Maximum Aggregate Purchase Amount. In that event, the Securities will be accepted for purchase in accordance with the acceptance priority levels specified in the table above (in numerical priority order) and may be subject to proration, as described in the Offer to Purchase.
The Company will pay the purchase price for the Securities it purchases promptly after the Expiration Date and the acceptance of the Securities for purchase. The date on which such payment is made is referred to as the “Settlement Date.” The Company currently expects the Settlement Date to be August 23, 2019.
Securities tendered pursuant to the Offer may be validly withdrawn at any time on or prior to the Expiration Date by following the procedures described in the Offer to Purchase.
The terms and conditions of the Offer are described in the Offer to Purchase, dated July 25, 2019 (the “Offer to Purchase”), and the accompanying Letter of Transmittal, dated July 25, 2019 (together with the Offer to Purchase, the “Offer Materials”). The Offer is subject to the satisfaction or waiver of certain conditions specified in the Offer Materials.
The Offer Materials will be mailed to record holders of Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities. The Offer Materials contain important information that holders are urged to read before any decision is made with respect to the Offer.
Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended, the Company has filed with the Securities and Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the SEC’s website at www.sec.gov.
Goldman Sachs & Co. LLC and Keefe, Bruyette & Woods, A Stifel Company are acting as dealer managers for the Offer. For additional information regarding the terms of the Offer, please contact: Goldman Sachs & Co. LLC at (800) 828-3182 (toll-free) or (212) 357-1452 (collect) or Keefe, Bruyette & Woods, A Stifel Company at (855) 300-7136 (toll-free). To confirm delivery of Securities, please contact D.F. King & Co., Inc., which is acting as the tender agent and information agent for the Offer, at (866) 406-2285 (toll-free) or (212) 269-5550 (collect).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE SECURITIES. THE OFFER IS BEING MADE SOLELY PURSUANT TO THE OFFER MATERIALS, WHICH SET FORTH THE COMPLETE TERMS OF THE OFFER THAT HOLDERS OF THE SECURITIES SHOULD CAREFULLY READ PRIOR TO MAKING ANY DECISION.

THE COMPANY IS NOT MAKING THE OFFER TO (NOR WILL IT ACCEPT ANY TENDER OF SECURITIES FROM OR ON BEHALF OF) HOLDERS OF SECURITIES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF ANY TENDER OF SECURITIES WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE COMPANY MAY, AT ITS DISCRETION, TAKE SUCH ACTION AS THE COMPANY MAY DEEM NECESSARY FOR IT TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SECURITIES IN SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON THE COMPANY’S BEHALF BY ONE OR MORE REGISTERED BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $9 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the “Bank”). The Bank has 43 offices including 32 full-service branches located throughout Southern California. Through our 700+ dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help our clients grow their businesses, purchase a home, create jobs, transform neighborhoods, enrich communities and empower their dreams. We also help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals.

Forward-Looking Statements

This press release includes forward-looking statements. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.